                                                                       Exhibit 5


JANNA R. SEVERANCE
612.347.0367
SeveranceJ@moss-barnett.com


February 20, 2004


XATA Corporation
151 E. Cliff Road, Suite 10
Burnsville, MN  55337

Re: Opinion of Counsel as to Legality of Shares of Common Stock to be Registered Under the Securities Act of 1933

Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 396,519 shares of Common Stock, $.01 par value, of XATA Corporation (the "Company") offered to officers, directors, employees and consultants of the Company, consisting of 350,000 shares offered pursuant to the XATA 2002 Long Term Incentive and Stock Option Plan (the "Plan") and 46,519 shares issued or issuable upon exercise of warrants ("Warrants") granted to members of the board of directors for service on the board (collectively, the "Shares").

As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that (1) Shares offered under the Plan and Shares to be issued upon exercise of Warrants will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company and (2) Shares currently outstanding pursuant to exercise of Warrants are validly issued and lawfully outstanding, fully paid and nonassessable shares of common stock of the Company. None of the 350,000 shares additionally reserved for the Plan have been issued.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to the Shares under the Securities Act of 1933.

Very truly yours,

MOSS & BARNETT, A
PROFESSIONAL ASSOCIATION

/s/ Janna R. Severance

Janna R. Severance